Exhibit 10.1
AGREEMENT TO COOPERATE AND GENERAL RELEASE
     This Agreement to Cooperate and General Release (the “Agreement”) is made and entered into on May 4, 2007 by Michael J. Culotta, an individual resident of the State of Tennessee (“Mr. Culotta”), and LifePoint Hospitals, CSGP, LLC, a Delaware limited liability company (together with LifePoint Hospitals, Inc., a Delaware corporation, the “Company”).
WITNESSETH:
     WHEREAS, Mr. Culotta was employed at-will by the Company as its Chief Financial Officer from November 2001 until his voluntary resignation on Thursday, April 26, 2007 (the “Resignation Date”);
     WHEREAS, Mr. Culotta submitted voluntarily his resignation to the Company to pursue other interests effective upon the close of business on the Resignation Date and has decided to refrain from seeking employment with the Company or any of its subsidiaries or affiliates after the Resignation Date; and,
     WHEREAS, Mr. Culotta and the Company recognize, in light of Mr. Culotta’s resignation, the desirability of clarifying the benefits that Mr. Culotta will receive from the Company and each desire to make various, additional mutual covenants.
     THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Resignation; Cooperation.
     (a) The parties confirm and acknowledge that Mr. Culotta voluntarily resigned as an employee and officer of the Company and all of its subsidiaries and affiliates, effective at 8:00 AM Central Time on the Resignation Date. Mr. Culotta promises and agrees to execute any additional document or documents necessary, if any, to effect his resignation from the Company and/or any of its subsidiaries or affiliates within two business days of any written request by the Company to do so. Mr. Culotta acknowledges and agrees that he holds no claim, right or interest in reinstatement or future employment with the Company and/or any of its subsidiaries or affiliates.
     (b) As a material inducement to the Company to make the payments described herein, Mr. Culotta agrees to be available, either in person or telephonically at the Company’s option, to assist and cooperate fully with the Company so as to ensure a smooth and seamless transition of the responsibilities held, and information learned, by Mr. Culotta while employed by the Company to one or more persons designated by the Company. Mr. Culotta also agrees to answer any question(s) asked of him by any officer of the Company that relates to any function of the Company for which Mr. Culotta was responsible while employed by the Company. Further, Mr. Culotta recognizes that the Company is or may be involved in litigation and other business matters unrelated to litigation from time to time, and agrees to provide his full cooperation with any of the Released Parties in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable matters or proceedings, and all business matters, which involve any of them or any of their employees, officers or directors. Mr. Culotta acknowledges and understands that his obligations of cooperation under this Section 1(b) are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation. Mr. Culotta agrees that he will be available at the Company’s reasonable request for any meetings or conferences deemed necessary in connection with any matters within this Section 1(b), and in preparation for the defense or prosecution of any such other matters or proceedings, and the Company agrees to endeavor to schedule Mr. Culotta’s availability at mutually agreeable times, dates and locations. Other than the consideration identified in Section 2, Mr. Culotta shall receive no additional compensation for time spent assisting the Company pursuant to this Section 1(b), provided, however, that if Mr. Culotta shall be required to travel in excess of fifty (50) miles from his principal residence pursuant to this Section 1(b), the Company shall reimburse Mr. Culotta for his reasonable travel, meal and lodging expenses pursuant to its existing policies and procedures for same.
     2. Consideration and Payment; Release of Claims.
     (a) In consideration of, and in exchange for, Mr. Culotta’s promises and covenants made in this Agreement and beginning on the next regularly scheduled pay day after Mr. Culotta executes this Agreement, the Company agrees to pay Mr. Culotta the total gross amount of $802,500 (“the “Payment”), which represents eighteen months of Mr. Culotta’s annual salary as of the Resignation Date, subject to Mr. Culotta’s full compliance with this Agreement. The Payment will be made, pro rata and subject to all applicable withholding taxes, on each of the Company’s regularly scheduled paydays beginning on the next payday after Mr. Culotta executes the Agreement, and shall continue thereafter for thirty-nine pay periods. Having voluntarily resigned his position, Mr. Culotta acknowledges and agrees that the Company is not otherwise obligated to provide him with any of the benefits set forth in Section 2(a).
     (b) Except to the extent provided otherwise herein, Mr. Culotta shall not, from the Resignation Date forward, participate in the Company’s 401(k); retirement and/or thrift plan; cafeteria plan; or, any other benefit or stock grant, award or option plan sponsored by the Company. Mr. Culotta shall, however, be entitled to any funds accrued in such plans prior to the Resignation Date (less any outstanding principal loan balance, where applicable), to the extent and in accordance with the terms of the plans. Mr. Culotta’s health and welfare plan participation will cease as of the Resignation Date, except that Mr. Culotta may elect to exercise his rights under COBRA to continue applicable medical and dental coverage in accordance with the applicable plan and Mr. Culotta shall be solely responsible for the premiums therefore. Except as herein expressly stated, Mr. Culotta shall not be entitled to any other benefits or compensation from the Company at any time after the Resignation Date, including but not limited to any accrued but unused vacation or PTO time.

     (c) The parties acknowledge and agree that all of Mr. Culotta’s Options (as such term is defined by the 1998 Long Term Incentive Plan) that are vested as of the Resignation Date remain vested and are exercisable no later than three months after the Resignation Date, and that all of Mr. Culotta’s Options that were not vested on the Resignation Date are forfeited effective as of the Resignation Date. The parties acknowledge and agree that all rights and options to purchase the Company’s stock under the Management Stock Purchase Plan cease and all unvested shares are forfeited as of the Resignation Date and that Mr. Culotta shall receive, within thirty days of the date he executes this Agreement, the lesser of the market value of the stock or the amount of salary used to purchase stock. The parties also acknowledge and agree that all shares of restricted stock held by Mr. Culotta on the date of this Agreement are unvested and are, therefore, forfeited.
     (d) Mr. Culotta hereby forever settles, releases, compromises, reaches accord and satisfaction, waives, remises, discharges, and acquits the Company and its predecessors, successors, purchasers, subsidiaries, assigns or affiliates and the officers, agents, directors, or employees of any of them, or any successors, purchasers, or predecessors of any of them (collectively, the “Released Parties”) from each and every claim which exists as of the date of this Agreement, whether known or unknown, or which Mr. Culotta at any time hereafter may have relating to his employment by the Company including, but not limited to the separation of said employment and any right or claim under federal or state law or any political subdivision thereof, including but not limited to Title VII of the Civil Rights Act of 1964 which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act which prohibits discrimination in employment based upon physical or mental disabilities; the Family and Medical Leave Act; and any other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights, as well as claims for any other tortious or unlawful conduct, including but not limited to slander, defamation and intentional or tortious interference with contract or a prospective business relationship, up to the date of the execution of this Agreement (“the Claims”). The foregoing release of Claims shall not include Company’s obligations, responsibilities or undertakings pursuant to this Agreement.
     (e) Mr. Culotta fully understands and agrees that this Agreement may be pled by the Released Parties as a complete defense to any of the Claims which may be hereafter asserted by him or on his behalf in any suit, claim, or grievance proceeding against the Released Parties, for or on account of any of the Claims up to and including the present time of execution hereof.
     3. Restrictive Covenants of Mr. Culotta.
     (a) For a period of eighteen months following the Resignation Date (“the Identified Period”), Mr. Culotta agrees that he will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined). As used in this Agreement, the term “Competitive Activity” shall mean and refer to: (i) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Resignation Date or at any time within the Identified Period, derives more than fifty percent of its revenues from one or more non-urban acute care hospitals (and associated outpatient healthcare facilities) (together, a “Non-Urban Hospital”) anywhere in the United States; (ii) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Resignation Date or at any time within the Identified Period, offers or provides, within a twenty-five (25) mile radius of a Non-Urban Hospital operated or managed by a subsidiary of the Company, a healthcare service offered at such Non-Urban Hospital; (iii) any person or entity that derives more than fifty percent of its revenues from physician recruitment services and that may, as a part of its operation, be engaged in the recruitment of physicians from facilities owned or operated by any of the Released Parties (excluding recruitment activities that are conducted by means of general solicitation, such as by way of newspapers or the Internet, and that are not targeted to recruit physicians from a facility that is owned or operated by any of the Released Parties); or (iv) any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) who, whether on the Resignation Date or at any time within the Identified Period, owns or seeks to own, directly or indirectly, whether beneficially, of record or otherwise, any security issued by the Company. Nothing in this Section 3(a) shall prohibit Mr. Culotta’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company.
     Mr. Culotta has carefully read and considered the provisions of this Section 3(a) and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company and its subsidiaries or affiliates and their respective officers, directors, shareholders, agents, representatives and other employees, and will not impose any hardship on Mr. Culotta or affect his ability to earn a living. Mr. Culotta further acknowledges that the Company’s business is nationwide in character and is not limited to any narrower scope or area except as provided herein.
     (b) For a period of eighteen months following the Resignation Date, Mr. Culotta covenants and agrees that he will not directly or indirectly solicit the services of any the Released Parties’ employees, independent contractors who derive more than twenty-five percent of their income from any of the Released Parties, customers, referral sources, or otherwise induce or attempt to induce any of the Released Parties’ current employees to sever their employment relationship with any of the Released Parties. Mr. Culotta has carefully read and considered the provisions of this Section 3(b) and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company and its subsidiaries or affiliates and their respective officers, directors, shareholders, agents, representatives and other employees, and will not impose any hardship on Mr. Culotta or affect his ability to earn a living. Mr. Culotta further acknowledges that the Company’s business is nationwide in character and is not limited to any narrower scope or area except as provided herein.

     (c) Mr. Culotta covenants and agrees that he will not use or disclose to any person or entity any confidential, competitive or proprietary information on or about any of the Released Parties (collectively, “Confidential Information”). By way of illustration, but not limitation, such Confidential Information shall include, whether oral or written, (i) trade secrets concerning the business and affairs of any of the Released Parties, Released Companies’ business drivers, product specifications, data, profitability information, know how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned service delivery methods and processes, patient, provider or supplier lists, current and anticipated patient and provider requirements, price or cost lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and, (ii) information concerning the business and affairs of any of the Released Parties (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials), however documented, that has been or may hereafter be provided or shown to Mr. Culotta by any of the Released Parties or is otherwise obtained from review of any of the Released Parties’ documents or property or discussions with agents of any of the Released Parties by Mr. Culotta, irrespective of the form of the communication, and all notes, analyses, compilations, studies, summaries, and other material prepared by Mr. Culotta containing or based, in whole or in part, on any information included in the foregoing. Mr. Culotta further acknowledges that any unauthorized use of the Confidential Information by him, or any disclosure of the same to any third parties, would be wrongful and would cause irreparable injury to the Company. Provided, however, that the provisions of this Section 3(c) shall not apply to any information that is (i) first ascertained from public or published information, (ii) received from a third party not under an obligation to the Company to keep such information confidential, (iii) becomes known to the public other than through a breach of this Agreement, or (iv) required to be disclosed by an Order issued by any court or governmental authority having competent jurisdiction. If Mr. Culotta is required to disclose any of the Confidential Information pursuant to Section 3(c)(iv), he shall notify the Company’s General Counsel in writing via facsimile or overnight mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide the Company’s General Counsel with a copy of such court order or subpoena, all of which shall occur prior to such disclosure. Mr. Culotta agrees to waive any objection to any request by any of the Released Parties that the document production or testimony be made in camera and under seal. Mr. Culotta shall also, upon execution of this Agreement, return to the Company all records or property of any nature in his possession or control in any way relating to or owned by the Company or the Confidential Information.
     (d) Mr. Culotta covenants and agrees not to discuss with any other person or entity in any manner, or make statements about or relating to, the Company, the Released Parties, or the business or business matters of or relating to the Company and/or its affiliates. Mr. Culotta covenants and agrees that he will not make any comment, innuendo, gesture, remark or statement that, or omit to make any remark or statement the absence of which, reasonably may be construed as disparaging or critical of or to any of Released Parties. Further, Mr. Culotta

represents to the Company that he has not, since the Resignation Date, made any comment, innuendo, gesture, remark or statement that, or omit to make any remark or statement the absence of which, reasonably may be construed as disparaging or critical of or to any of Released Parties. Nothing in this Agreement restricts Mr. Culotta from making any true statements in connection with any legal proceeding or as required by applicable law.
     (e) If Mr. Culotta has any question as to whether any activity or conduct by him will violate any provision of this Section 3, he may request in writing that the Company provide its opinion regarding same. All such requests should be sent via facsimile, First Class mail or overnight delivery to the Company’s General Counsel.
     4. Remedies for Breach of the Agreement.
     (a) In the event of a breach or default by Mr. Culotta of any of his obligations contained in this Agreement, the Company shall have the right to pursue (i) such legal remedies as may be available to it to recover from Mr. Culotta any damages suffered by any of the Released Parties as a result of such breach or default, and/or (ii) an appropriate action in equity, including an action for injunctive relief, as may be appropriate under the circumstances to protect itself or any of the Released Parties against such breach or default. Mr. Culotta agrees and acknowledges that the Company has the right to seek such relief and that the Company may do so without the necessity of proof of actual damages. Additionally, in the event Mr. Culotta breaches the Agreement, he agrees to repay immediately all sums paid to him, and to forfeit any future payments to be paid to him, pursuant to the Agreement.
     (b) If a Court determines that Mr. Culotta has violated any of the covenants contained in this Agreement, the parties agree and acknowledge that the period applicable to each obligation that has been violated will be extended automatically by a period of time equal in length to the period during which such violation(s) occurred.
     (c) If the Company breaches its obligations to Mr. Culotta under this Agreement, Mr. Culotta may seek any remedies available at law or in equity in connection with such breach.
     5. Compliance Program. Mr. Culotta represents that, during the course of his employment with the Company, he read, and signed as having read, a copy of the Common Ground Compliance Program of LifePoint Hospitals, Inc. and the Code of Ethics for Senior Financial Officers and Chief Executive Officer (together, the “Codes”). Mr. Culotta represents that during the course of his employment he complied with the provisions of the Codes. Mr. Culotta represents that he is not aware of any possible violations by any director, officer, employee, agent of or consultant to the Company or any of its affiliates of any federal, state or local law, rule, regulation, ordinance, order or other legal authority including without limitation those related to governmental reimbursement programs or the “fraud and abuse” statutes and regulations, other than as disclosed by him in any publicly filed report.

     6. Voluntary Agreement. Mr. Culotta has read all of the terms of this Agreement and understands that this Agreement releases the Released Parties forever from any legal action arising from his employment relationship with any of them and the termination of that relationship. Mr. Culotta acknowledges that he signs this Agreement of his own free will and in exchange for the consideration to be given, which is acknowledged to be adequate and satisfactory. Mr. Culotta declares that he is competent to execute this Agreement.
     7. No Charges or Claims. Mr. Culotta represents that he has not filed any complaints, claims or charges against any of the Released Parties with any local, state or federal agency or court related to his employment by any of Released Parties, that he will not file any such complaints, claims or charges arising out of or relating to events prior to the execution of this Agreement and that if any such agency or court assumes jurisdiction of any such complaint, claim or charge against any of the Released Parties on behalf of Mr. Culotta, he will request such agency or court to withdraw from the matter and that the complaint, claim or charge be dismissed.
     8. Miscellaneous.
     (a) This is the entire agreement between the parties and takes the place of any prior agreement, representation or promise, except as identified in this Agreement. The Agreement cannot be modified except in writing signed by both Mr. Culotta and the Company’s Chief Executive Officer. If any provision of this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.
     (b) This Agreement binds and inures to the benefit of Mr. Culotta’s heirs, administrators, representatives, executors, successors and assigns and binds and inures to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.
     (c) This Agreement shall be construed as whole according to its fair meaning. It shall not be construed strictly for or against any Released Party or Mr. Culotta. Captions are intended solely for the convenience of reference and shall not be used in the interpretation of this Agreement.
     (d) This Agreement is assignable by the Company and is binding upon its successors and assigns but such assignment shall not relieve the Company of its obligations hereunder. Except in the event of Mr. Culotta’s death, this Agreement is personal to and nonassignable by Mr. Culotta but is binding upon his heirs and estate.
     (e) This Agreement shall be governed by the laws of the State of Tennessee. Any and all claims relating hereto may be brought only in the federal and/or state courts with jurisdiction over claims arising in Williamson County, Tennessee and the parties expressly agree to personal jurisdiction in those courts.

     (f) Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.
     (g) Mr. Culotta further agrees that to the extent that any federal or state taxes of any kind may be due or payable as a result of any payments referred to in this Agreement, he will be responsible for the payment of such taxes and will hold the Released Parties harmless in the event of any claim against any of them for payment of such taxes. Said agreement to hold the Released Parties harmless shall include Mr. Culotta’s agreement to indemnify the Released Parties for any and all loss, cost, damage, or expense, including, but without limitation, attorneys’ fees associated with defending against such claim for taxes.
     (h) If legal action is commenced to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its attorney’s fees and expenses in addition to any other relief that may be granted.
     (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME OF HIS OWN FREE ACT AND DEED.
Signature page follows.

     WHEREFORE, Mr. Culotta and the Company voluntarily enter into this Agreement to Cooperate and General Release by affixing his and its respective signatures hereunto on the dates set forth below.

/s/ Michael J. Culotta
Michael J. Culotta
Date: May 4, 2007

LIFEPOINT HOSPITALS, CSGP, LLC
By:	/s/ Paul D. Gilbert
Its:	Senior Vice President
Date: May 4, 2007

9